Exhibit 10.32

AQUAVENTURE HOLDING LIMITED

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Director Compensation Policy of AquaVenture Holdings Limited (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries.  In furtherance of the purpose stated above, all non-employee directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership:  $35,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly.

Additional Retainer for Board Chairperson: $35,000

Additional Retainers for Committee Membership:

Audit Committee Chairperson:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chairperson:	$14,000

Compensation Committee member:	$7,000

Nominating and Corporate Governance Committee Chairperson:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Note: Chairperson retainers are in addition to member retainers.

Equity Retainers

Annual equity grants:  Each continuing non-employee member of the Board who has served as a director is eligible to receive a grant of restricted stock units having a fair market value of $125,000, which will vest in full on the one-year anniversary of the grant date, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting.

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

ADOPTED:  September 22, 2016, subject to effectiveness of the Company’s Registration Statement on Form S-1.